Exhibit 99.1

R&B Inc. Announces Name Change To Dorman Products, Inc.; Announces Election of Board of
Directors

For Immediate Release:

Contact:	Bill Hanvey VP Marketing, Dorman® Products (215) 712- 5111 BHanvey@DormanProducts.com

Colmar, PA, May 24, 2006: R&B Inc., today announced that it has received shareholder approval to change its name to Dorman Products, Inc. In November 2005, the company launched its Dorman® NEW SINCE 1918™ marketing campaign and repositioned its brands under a single corporate umbrella, Dorman®. The Company’s products are now sold under one of the Dorman® sub-brands. The change from R&B, Inc. to Dorman Products, Inc. will present a sharper image of the company and strengthen its corporate identity by connecting it directly to the Company’s strongest brand. In addition, the company has changed its trading symbol on the Nasdaq National Market from “RBIN” to “DORM”. Trading under the new symbol will begin Friday May 26, 2006.

Dorman Products was founded in 1918 in Cincinnati, OH by introducing “Hard-To-Find” parts and automotive hardware to the automotive aftermarket and has become one of the most widely recognized brand names. Dorman Products was purchased in 1994 by R&B Inc, which was founded by brothers Richard and Steven Berman in 1978. Through subsequent acquisitions and brand introductions, the company has marketed its products under a number of brand names until its brand consolidation in 2005.

President Richard Berman said of the name change approval, “The decision to transition from R&B to Dorman was predicated on making our parts easier to find, source, and sell for our customers. By doing this, we are able to leverage the power of the Dorman brand by creating millions of impressions through consistent packaging, cataloging, product identity, and advertising. Our corporate tag line, New Since 1918 reinforces our commitment to bringing new products, new solutions, and new opportunities to both the automotive and home hardware segments.”

In addition to approving the name change described above, at the annual meeting the company’s shareholders elected Richard N. Berman, Steven L. Berman, George L. Bernstein, John F. Creamer, Jr., Paul R. Lederer and Edgar W. Levin to a one-year term on the company’s board of directors.

Dorman Products, Inc. is a leading supplier of automotive products and home hardware to the automotive aftermarket and mass merchandise markets. For more information about Dorman, the company’s website can be accessed at www.DormanProducts.com

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Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that cause actual results to differ materially include, but are not limited to, those factors discussed in the Company’s Annual Report on Form 10-K under “Item1A — Risk Factors.”

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